Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Assembly Biosciences, Inc. on Form S-3 (Nos. 333-200612 and 333-208806) and Form S-8 (Nos. 333-173613, 333-182167, 333-198803 and 333-213019) of our report dated March 12, 2015, on our audit of the consolidated financial statements for the year ended December 31 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 1, 2017.

/s/ EisnerAmper LLP
New York, New York
March 1, 2017